Exhibit (a)(41)

Supplement to the Offer to Purchase for Cash All Outstanding Shares of Common Stock (Including the Associated Common Stock and Series A Junior Participating Preferred Stock Purchase Rights)

of

GOLD KIST INC.

at

$21.00 NET PER SHARE

by

PROTEIN ACQUISITION CORPORATION

a wholly owned subsidiary of

PILGRIM’S PRIDE CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 27, 2006, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS BEING MADE PURSUANT TO THE OFFER TO PURCHASE DATED SEPTEMBER 29, 2006 (AS AMENDED OR SUPPLEMENTED FROM TIME TO TIME, THE “OFFER TO PURCHASE”) AND THIS SUPPLEMENT TO THE OFFER TO PURCHASE (THIS “SUPPLEMENT”). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES (AS DEFINED HEREIN) THAT, WHEN ADDED TO THE SHARES ALREADY OWNED BY PILGRIM’S PRIDE CORPORATION (“PARENT”), PROTEIN ACQUISITION CORPORATION (“PURCHASER”) AND THEIR SUBSIDIARIES, SHALL CONSTITUTE A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF GOLD KIST INC. (THE “COMPANY”) ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS (OTHER THAN THE COMMON STOCK AND SERIES A JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS)) IMMEDIATELY PRIOR TO THE EXPIRATION OF THE OFFER; (II) DESIGNEES OF PARENT CONSTITUTING A MAJORITY OF THE MEMBERS OF THE COMPANY’S BOARD OF DIRECTORS, OR HAVING BEEN APPOINTED BY THE BOARD OF DIRECTORS EFFECTIVE UPON THE RESIGNATION OF DIRECTORS DESCRIBED IN THE FOLLOWING CLAUSE (III); (III) DELIVERY AND EFFECTIVENESS BY SUCH NUMBER OF MEMBERS OF THE COMPANY’S BOARD OF DIRECTORS (WHO WILL BE SELECTED BY PARENT) EQUAL TO THE NUMBER OF DIRECTORS TO BE DESIGNATED BY PARENT IN ACCORDANCE WITH THE MERGER AGREEMENT (AS DEFINED BELOW) OF RESIGNATIONS FROM THE BOARD OF DIRECTORS AND ALL COMMITTEES, EFFECTIVE AS OF THE DATE ON WHICH PURCHASER PURCHASES AND PAYS FOR A MAJORITY OF THE SHARES OF COMMON STOCK; (IV) APPROVAL OF THE OFFER AND THE MERGER FOR PURPOSES OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW (“SECTION 203”) OR THE RESTRICTIONS OF SECTION 203 BEING INAPPLICABLE TO PARENT AND PURCHASER; AND (V) PARENT HAVING AVAILABLE TO IT PROCEEDS OF FINANCINGS THAT ARE SUFFICIENT TO CONSUMMATE THE OFFER AND THE MERGER AND TO REFINANCE ALL DEBT OF THE COMPANY AND PARENT THAT IS OR COULD BE REQUIRED TO BE REPURCHASED OR BECOMES, OR COULD BE DECLARED, DUE AND PAYABLE AS A RESULT OF THE OFFER OR THE MERGER OR THE FINANCING THEREOF AND TO PAY ALL RELATED FEES AND EXPENSES. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS SUPPLEMENT. SEE SECTION 10 OF THIS SUPPLEMENT, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 3, 2006 (THE “MERGER AGREEMENT”), AMONG PARENT, PURCHASER AND THE COMPANY AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE FAIR TO, AND IN THE BEST INTEREST OF, THE HOLDERS OF SHARES, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND MERGER, AND HAS RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER SHARES INTO THE OFFER.

IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder’s shares of common stock into the Offer should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares. The associated Rights (as defined herein) are currently evidenced by the certificates representing the Shares, and, by tendering Shares, a stockholder will also tender the associated Rights.

A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 2 of this Supplement and Section 3 of the Offer to Purchase.

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth on the back cover of this Supplement. Requests for additional copies of the Offer to Purchase, this Supplement and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

THIS SUPPLEMENT, THE ACCOMPANYING LETTER OF TRANSMITTAL AND THE OFFER TO PURCHASE CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ EACH CAREFULLY AND IN ITS ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Dealer Manager for the Offer is:

December 8, 2006

SUMMARY TERM SHEET

Protein Acquisition Corporation, a wholly owned subsidiary of Pilgrim’s Pride Corporation, is offering to purchase all outstanding shares of common stock, par value $0.01 per share, of Gold Kist Inc. (together with the associated Common Stock and Series A Junior Participating Preferred Stock purchase rights) for $21.00 per share, net to the seller in cash (subject to applicable withholding taxes), upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 29, 2006 (as amended or supplemented from time to time, the “Offer to Purchase”), this Supplement to the Offer to Purchase and the accompanying Letter of Transmittal. This summary term sheet highlights selected information from the Offer to Purchase and this Supplement, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the offer, you should read this Supplement and the accompanying Letter of Transmittal in conjunction with the Offer to Purchase carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth on the back cover of this Supplement.

WHY ARE YOU SENDING THIS SUPPLEMENT?

•	There have been developments relating to the offer since September 29, 2006. On December 3, 2006, we entered into a merger agreement with Gold Kist and, in accordance with the merger agreement, we have increased the price per share we are offering to pay from $20.00 to $21.00. We are sending you this Supplement to offer you the higher price per share and to inform you of the terms and conditions of the merger agreement. See Section 1 and Section 9 of this Supplement. This Supplement also includes information regarding developments relating to the offer that have previously been set forth in amendments to the Schedule TO filed by Purchaser and Pilgrim’s Pride with the Securities and Exchange Commission.

WHAT DOES THE BOARD OF DIRECTORS OF GOLD KIST INC. THINK OF THE OFFER?

•	Gold Kist’s Board of Directors has (i) unanimously determined that each of the transactions contemplated by the merger agreement, including the tender offer and the merger, is advisable, fair to and in the best interests of Gold Kist and its stockholders, (ii) approved the tender offer and the merger and the merger agreement in accordance with Delaware law, and (iii) recommended acceptance and approval of the offer and adoption of the merger agreement by Gold Kist’s stockholders. See the “Introduction” to this Supplement.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•	We are offering to pay $21.00 per share of Gold Kist common stock, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions contained in the Offer to Purchase, this Supplement and the accompanying Letter of Transmittal. If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to each of this Supplement and the Offer to Purchase.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

•	You will have until 5:00 p.m., New York City time, on Wednesday, December 27, 2006, to decide whether to tender your shares in the offer, unless the offer is extended. If you cannot deliver everything

i

that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 2 of this Supplement and Section 3 of the Offer to Purchase.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•	We may, subject to applicable law and the provisions of the merger agreement, extend the period of time during which the offer remains open if the conditions to the offer have not been satisfied. We may also extend the expiration date of the offer as permitted by the merger agreement, including in the case that a majority (but less than 90%) of Gold Kist’s common stock has been tendered. The merger agreement also gives Gold Kist certain rights to require that we extend the expiration date of the offer. In addition, we may, after acceptance and payment for shares validly tendered and not withdrawn, extend the offer for a subsequent offering period of not less than three business days nor more than 20 business days. You will not have withdrawal rights during any subsequent offering period. See Sections 1 and 2 of the Offer to Purchase and the discussion under the caption “The Offer” in Section 9 of this Supplement.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•	If we decide to extend the offer, or if a subsequent offering period is provided, we will inform Mellon Investor Services LLC, the Depositary, of that fact, and will issue a press release disclosing the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire. See Section 1 of the Offer to Purchase.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•	We are not obligated to purchase any shares of Gold Kist common stock unless (i) there have been validly tendered and not withdrawn prior to the expiration of the offer at least the number of shares of Gold Kist common stock that, when added to the shares of Gold Kist common stock already owned by Pilgrim’s Pride or any of its subsidiaries, shall constitute a majority of the outstanding shares of Gold Kist common stock on a fully diluted basis immediately prior to expiration of the offer; (ii) designees of Pilgrim’s Pride constitute a majority of the members of Gold Kist’s Board of Directors, or have been appointed by the Board of Directors effective upon the resignation of directors described in the following clause (iii); (iii) there shall have been delivered by such number of members of Gold Kist’s Board of Directors (who will be selected by Pilgrim’s Pride) equal to the number of directors to be designated by Pilgrim’s Pride in accordance with the merger agreement resignations from the Gold Kist Board of Directors and all committees effective as of the date on which we purchase and pay for a majority of the shares of Gold Kist Common Stock; (iv) the offer and the merger are approved for purposes of Section 203 of the Delaware General Corporation Law or the restrictions of Section 203 shall be inapplicable to us; and (v) Pilgrim’s Pride has available to it proceeds of financings that are sufficient to consummate the offer and the merger and to refinance all debt of Gold Kist and Pilgrim’s Pride that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the offer or the merger or the financing thereof and to pay all related fees and expenses. See Section 10 of this Supplement for a discussion of all of the conditions to the offer.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

•

Yes. Pilgrim’s Pride has arranged new debt financing to finance the purchase of all of the shares pursuant to our tender offer and the proposed merger, finance the separate offer to purchase the Gold Kist notes, refinance certain debt of Pilgrim’s Pride and Gold Kist, and their respective subsidiaries, provide for working capital and pay fees and expenses related to the transactions. Pilgrim’s Pride has entered into a credit agreement with CoBank, ACB, as lead arranger and co-syndication agent, and sole book runner, and as administrative, documentation and collateral agent, Agriland, FCS, as co-syndication agent, and as a syndication party, and the other syndication parties signatory thereto. The credit agreement provides for an aggregate commitment of $1.225 billion consisting of a $795 million revolving/term loan commitment and a $430 million term loan commitment. All borrowings are subject to the availability of eligible collateral and no material adverse change provisions. The facility is presently secured by certain fixed assets. Borrowings under the revolving/term loan commitment are available on a revolving basis until September 21, 2011, at which time the outstanding borrowings will be converted to a term loan. Borrowings under the term loan commitment are available until not later than March 21, 2007. The loans have a final maturity on September 21, 2016. See Section 9 of the Offer to Purchase. Pilgrim’s Pride has also entered into a senior unsecured term loan agreement with Lehman Commercial Paper Inc. and Credit Suisse as agents and lenders, and Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC as arrangers and bookrunners, providing for a $450 million two-draw senior unsecured bridge loan facility. The first drawing under the bridge loan agreement is subject to our having acquired at least a majority of Gold Kist’s common stock and the second drawing is subject to our having acquired 100% of Gold Kist’s common stock. Loans under the bridge loan agreement will mature on the one-year anniversary date of the initial closing date under that facility. Loans under the bridge loan agreement that have not been repaid in full on or prior to such one-year anniversary date will be converted into term loans maturing on the tenth anniversary of the initial closing date. Bridge loan holders may elect to receive notes in exchange for their loans on the bridge loan maturity date and holders of term loans may elect to exchange such loans for notes at any time or from time to time. See Section 9 of the Offer to Purchase and Section 6 of this Supplement. Pilgrim’s Pride expects to repay amounts outstanding under these debt financings out of cash from operations and the proceeds from other short- and long-term debt or other financings, although Pilgrim’s Pride does not have any firm plans with respect to other capital raising transactions. We will need approximately $1.3 billion to purchase all of the outstanding shares pursuant to the offer and the merger, to purchase the Gold Kist Notes and to pay related fees and expenses. See Section 9 of the Offer to Purchase and Section 6 of this Supplement.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

•	The financial condition of Pilgrim’s Pride is relevant to any decision to tender shares because this tender offer is contingent upon our having received proceeds of the financings contemplated by its new credit agreement and its bridge loan commitment letter or such other financings that are sufficient to consummate our offer and the merger and to refinance all debt of Pilgrim’s Pride and Gold Kist that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of our offer or the merger or the financing thereof and to pay all related fees and expenses. Although we have entered into our new credit agreement and the bridge loan agreement, we cannot guarantee that Pilgrim’s Pride will be able to obtain the proceeds of the financings contemplated by these agreements. You should consider all of the information concerning the financial condition of Pilgrim’s Pride included or incorporated by reference into this Offer to Purchase before deciding to tender shares in our offer. See Section 5 of this Supplement.

HOW DO I TENDER MY SHARES?

To tender your shares in the offer, you must:

•	complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary as set forth in Section 2 of this Supplement and Section 3 of the Offer to Purchase;

•	tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase; or

•	if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to the Depositary prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 2 of this Supplement and Section 3 of the Offer to Purchase.

IF I ALREADY TENDERED MY SHARES, DO I HAVE TO DO ANYTHING NOW?

•	No. Shares previously tendered pursuant to the Offer to Purchase dated September 29, 2006 and the previously circulated Letter of Transmittal and any amendments to those documents, and not withdrawn, constitute valid tenders for purposes of the offer. Therefore, stockholders who have validly tendered and not withdrawn their shares are not required to take any further action with respect to such shares in order to receive the increased offer price if shares are accepted for payment and paid for by us pursuant to the offer, except as may be required by the guaranteed delivery procedure if that procedure was utilized. See the “Introduction” and Section 2 of this Supplement and the “Introduction” and Section 3 of the Offer to Purchase.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•	If we accept for payment and pay for at least the number of shares that, when added to shares already owned by Pilgrim’s Pride or any of its subsidiaries, shall constitute a majority of the outstanding shares on a fully diluted basis, we will subsequently merge with and into Gold Kist. If the merger occurs, Gold Kist will become a wholly owned subsidiary of Pilgrim’s Pride, and each issued and then outstanding share (other than any shares held in the treasury of Gold Kist, or owned by Pilgrim’s Pride, Purchaser or any of Pilgrim Pride’s other subsidiaries and any shares held by Gold Kist stockholders properly seeking appraisal for their shares) shall be canceled and converted automatically into the right to receive $21.00 per share in cash, without interest. See the “Introduction” and Section 9 of this Supplement.

IF A MAJORITY OF SHARES ARE TENDERED, WILL GOLD KIST CONTINUE AS A PUBLIC COMPANY?

•	If the merger occurs, Gold Kist will no longer be publicly owned. Even prior to the merger, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the Nasdaq Global Select Stock Market or any other securities market, there may not be a public trading market for the shares, and Gold Kist may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See Section 13 of the Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•	If you decide not to tender your shares in the offer and the offer is consummated, you will receive in the merger, unless you properly seek appraisal for your shares, $21.00 per share in cash, without interest.

•	Following the offer, it is possible that the shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your shares may no longer be used as collateral for loans made by brokers.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•	On December 1, 2006, the last full trading day before the date on which Pilgrim’s Pride, Protein Acquisition and Gold Kist announced that they had executed the merger agreement, the last reported closing price per share reported on the Nasdaq Global Select Market was $19.97. On December 7, 2006, the last full trading day before the date of this Supplement, the last reported closing price per share reported on the Nasdaq Global Select Stock Market was $20.85. See Section 3 of this Supplement.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call Innisfree M&A Incorporated, the Information Agent, at (877) 687-1874 (toll-free from the U.S. and Canada) or (412) 232-3651 (from outside the U.S. and Canada) or Credit Suisse Securities (USA) LLC, the Dealer Manager, at (888) 575-4246. See the back cover of this Supplement.

v

To the Holders of Common Stock

of Gold Kist Inc.:

INTRODUCTION

The following information (this “Supplement”) amends and supplements the Offer to Purchase dated September 29, 2006 (as amended or supplemented from time to time, the “Offer to Purchase”), of Protein Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Pilgrim’s Pride Corporation, a Delaware Corporation (“Parent”), pursuant to which Purchaser is offering to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Gold Kist Inc., a Delaware corporation (the “Company”), and the associated Common Stock and Series A Junior Participating Preferred Stock purchase rights (the “Rights,” and together with the Common Stock, the “Shares”) issued pursuant to the Stockholder Protection Rights Agreement, dated as of July 9, 2004, between the Company and Computershare Investor Services, LLC as successor Rights Agent to SunTrust Bank (the “Rights Agreement”), for $21.00 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, this Supplement and in the accompanying Letter of Transmittal (as may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase and this Supplement, the “Offer”). See Section 8 of the Offer to Purchase and Section 5 of this Supplement for additional information concerning Parent and Purchaser.

This Supplement should be read in conjunction with the Offer to Purchase. Except as otherwise set forth in this Supplement and the accompanying Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase and related Letter of Transmittal remain applicable in all respects to the Offer. Unless the context requires otherwise, all capitalized terms used but not defined in this Supplement have the meanings ascribed to them in the Offer to Purchase.

Procedures for tendering Shares are set forth in Section 3 (“Procedure for Accepting the Offer and Tendering Shares”) of the Offer to Purchase, as supplemented by Section 2 of this Supplement.

SHARES PREVIOUSLY TENDERED PURSUANT TO THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL AND NOT WITHDRAWN CONSTITUTE VALID TENDERS FOR PURPOSES OF THE OFFER. STOCKHOLDERS WHO HAVE VALIDLY TENDERED AND NOT WITHDRAWN THEIR SHARES ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION WITH RESPECT TO SUCH SHARES IN ORDER TO RECEIVE THE OFFER PRICE OF $21.00 PER SHARE IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.

On December 3, 2006, Parent, Purchaser and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides, among other things, that Purchaser will amend the Offer to increase the purchase price per Share in the Offer to $21.00, net to the seller in cash, and that after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Purchaser will be merged with and into the Company (the “Merger”). As a result of the Merger, the Company will continue as the surviving corporation and will become a wholly owned subsidiary of Parent. At the effective time of the Merger, each Share then outstanding (other than Shares held by the Company, Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent and Shares held by stockholders of the Company who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL) shall be canceled and converted automatically into the right to receive $21.00 per Share in cash without interest (the “Merger Consideration”). For a discussion of the material terms of the Merger Agreement, see Section 9 of this Supplement.

THE BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD”) HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTEREST OF, THE HOLDERS OF SHARES, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND MERGER, AND HAS RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER SHARES PURSUANT TO THE OFFER.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Gleacher Partners LLC have each delivered to the Board an opinion dated December 3, 2006 to the effect that, as of such date, on the basis of and subject to the assumptions set forth therein, the consideration to be received by the holders of Shares pursuant to the Offer is fair, from a financial point of view, to such holders (other than Parent, Purchaser and their affiliates). The opinions of each of Merrill Lynch and Gleacher Partners are set forth in full as exhibits to the Company’s Schedule 14D-9 (as amended or supplemented from time to time, the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “Commission”). Shareholders are urged to, and should, read the Schedule 14D-9 and such opinions carefully and in their entirety.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT, WHEN ADDED TO SHARES ALREADY OWNED BY PARENT OR ANY OF ITS SUBSIDIARIES, SHALL CONSTITUTE A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS (OTHER THAN THE RIGHTS)) IMMEDIATELY PRIOR TO EXPIRATION OF THE OFFER (THE “MINIMUM CONDITION”); (II) DESIGNEES OF PARENT CONSTITUTING A MAJORITY OF THE MEMBERS OF THE COMPANY’S BOARD OF DIRECTORS, OR HAVING BEEN APPOINTED BY THE BOARD OF DIRECTORS EFFECTIVE UPON THE RESIGNATION OF DIRECTORS DESCRIBED IN THE FOLLOWING CLAUSE (III); (III) DELIVERY AND EFFECTIVENESS BY SUCH NUMBER OF MEMBERS OF THE COMPANY’S BOARD OF DIRECTORS (WHO WILL BE SELECTED BY PARENT) EQUAL TO THE NUMBER OF DIRECTORS TO BE DESIGNATED BY PARENT IN ACCORDANCE WITH THE MERGER AGREEMENT OF RESIGNATIONS FROM THE BOARD OF DIRECTORS AND ALL COMMITTEES, EFFECTIVE AS OF THE DATE ON WHICH PURCHASER PURCHASES AND PAYS FOR A MAJORITY OF THE SHARES OF COMMON STOCK (CONDITIONS (II) AND (III) BEING, COLLECTIVELY, THE “BOARD CONDITIONS”); (IV) APPROVAL OF THE OFFER AND THE MERGER FOR PURPOSES OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW (“SECTION 203”) OR THE RESTRICTIONS OF SECTION 203 BEING INAPPLICABLE TO PARENT AND PURCHASER (THE “SECTION 203 CONDITION”); AND (V) PARENT HAVING AVAILABLE TO IT PROCEEDS OF FINANCINGS THAT ARE SUFFICIENT TO CONSUMMATE THE OFFER AND THE MERGER AND TO REFINANCE ALL DEBT OF THE COMPANY AND PARENT THAT IS OR COULD BE REQUIRED TO BE REPURCHASED OR BECOMES, OR COULD BE DECLARED, DUE AND PAYABLE AS A RESULT OF THE OFFER OR THE MERGER OR THE FINANCING THEREOF AND TO PAY ALL RELATED FEES AND EXPENSES (THE “FUNDING CONDITION”). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN SECTION 10 OF THIS SUPPLEMENT.

Purchaser may provide for a subsequent offering period in connection with the Offer. If a subsequent offering period is provided, Purchaser will make a public announcement thereof on the next business day after the previously scheduled Expiration Date. See Section 1 of the Offer to Purchase.

No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights, if properly exercised under the DGCL, in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company’s stockholders. See Section 11 of the Offer to Purchase.

THE OFFER TO PURCHASE, THIS SUPPLEMENT AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. Terms of the Offer; Expiration Date.

The discussion set forth in Section 1 of the Offer to Purchase is hereby amended and supplemented as follows:

Purchaser has increased the price per Share to be paid in the Offer and in the Merger to $21.00 per Share, net to the seller in cash without interest, less required withholding taxes, from the Purchaser’s original offer price of $20.00 per Share. All stockholders whose Shares are validly tendered and not withdrawn (including Shares tendered and not withdrawn prior to the date of this Supplement), and accepted for payment on or after the Expiration Date will receive the increased offer price. The term “Expiration Date” means 5:00 p.m., New York Time, on December 27, 2006, unless further extended.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the satisfaction or waiver of the Board Conditions, the Section 203 Condition and the Funding Condition. All other conditions to the Offer are contained in Section 10 of this Supplement. Purchaser reserves the right (subject to the applicable rules and regulations of the Commission and the provisions of the Merger Agreement) to amend or waive any one or more of the terms and conditions of the Offer, other than the Minimum Condition, which Parent and Purchaser may not waive.

2. Procedures for Accepting the Offer and Tendering Shares.

The discussion set forth in Section 3 of the Offer to Purchase is hereby amended and supplemented as follows:

Stockholders tendering their Shares may continue to use (i) the Letter of Transmittal previously circulated with the Offer to Purchase dated September 29, 2006 or (ii) the Letter of Transmittal circulated with this Supplement. Stockholders tendering their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase may do so using (i) the Notice of Guaranteed Delivery previously circulated with the Offer to Purchase or (ii) the Notice of Guaranteed Delivery circulated with this Supplement.

Although the Letter of Transmittal and Notice of Guaranteed Delivery previously circulated refer only to the Offer to Purchase dated September 29, 2006 (and an offer price of $20.00 per Share), stockholders using such Letters of Transmittal and Notice of Guaranteed Delivery to tender their Shares will nevertheless be deemed to be tendering pursuant to the Offer and will receive the offer price of $21.00 per Share, net to the seller in cash, without interest and less required withholding taxes, for each Share validly tendered and not properly withdrawn and accepted for payment pursuant to the Offer, subject to the terms and conditions of the Offer.

Shares previously tendered pursuant to the Letters of Transmittal previously circulated with the Offer to Purchase and not withdrawn constitute valid tenders for purposes of the Offer. Stockholders who have validly tendered and not withdrawn their Shares are not required to take any further action with respect to such Shares in order to receive the offer price of $21.00 per Share if Shares are accepted for payment and paid for by Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. If you have not already tendered your Shares, please disregard the materials previously delivered to you and use the materials accompanying this Supplement.

3. Price Range of Shares; Dividends.

The discussion set forth in Section 6 of the Offer to Purchase is hereby amended and supplemented as follows:

The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the Nasdaq Global Select Stock Market.

Shares Market Data

	High	Low
Quarter Ended:
September 30, 2006	$21.06	$12.62
December 30, 2006 (through December 7, 2006)	$20.98	$18.21

On December 1, 2006, the last full trading day before the date on which Parent and the Company announced that they had executed the Merger Agreement, the last reported closing price per Share reported on the Nasdaq Global Select Market was $19.97. On December 7, 2006, the last full trading day before the date of this Supplement, the last reported closing price per Share reported on the Nasdaq Global Select Market was $20.85.

Stockholders are urged to obtain a current market quotation for the Shares.

4. Certain Information Concerning the Company.

The discussion set forth in Section 7 of the Offer to Purchase under the caption “General” is hereby amended and supplemented as follows:

On November 16, 2006, the Company announced that in view of the continuing oversupply situation indicated by the weakness in prices for white meat chicken, the Company was implementing a 1.75% reduction in broiler placements. The Company stated that, together with a previously announced 3.25% reduction in broiler placements, this will result in a total reduction of 5%, or 700,000 chickens, per week compared with the Company’s full production levels for the fiscal year ended October 1, 2005. The Company also announced that it will also set lower target weights for a portion of its large bird deboning operations.

The discussion set forth in Section 7 of the Offer to Purchase under the caption “Preferred Stock Purchase Rights” is hereby amended and supplemented as follows:

On October 6, 2006, the Company’s Board of Directors indefinitely extended the Separation Time (as defined in the Rights Agreement) triggered by the Offer. In connection with execution of the Merger Agreement the Company’s Board of Directors approved and, on December 4, 2006, the Company and the Rights Agent entered into, an amendment to the Rights Agreement to permit performance of the transactions contemplated by the Merger Agreement by providing that: (i) a Separation Time (as defined in the Rights Agreement) shall not occur, the Rights shall not separate (to the extent the Rights Agreement otherwise provides for such separation) or become exercisable and neither Parent nor Purchaser, nor any Affiliate or Associate (as defined in the Rights Agreement) of Parent or Purchaser, shall become an Acquiring Person (as defined in the Rights Agreement) and a Stock Acquisition Date (as defined in the Rights Agreement) shall not be deemed to occur as a result of the execution, delivery or performance of the Merger Agreement or any other transactions contemplated by the

Merger Agreement, the public announcement of such execution and delivery or the public announcement or the commencement of the Offer or the consummation of the Offer and (ii) the Rights Agreement shall expire, and no person shall have any rights pursuant to the Rights Agreement after the consummation of the Offer in accordance with its terms and the terms and conditions of the Merger Agreement, including the acceptance for payment of, and the payment for, all Shares tendered pursuant to the Offer. The foregoing description of the amendment to the Rights Agreement is qualified in its entirety by reference to the full text of such amendment, a copy of which has been filed by the Company as an exhibit to a Form 8-K filed by the Company on December 4, 2006.

5. Certain Information Concerning Parent and Purchaser

The third-to-last and second-to-last sentences of the third paragraph of Section 8 of the Offer to Purchase are hereby amended and restated to read in their entirety as follows:

In fiscal 2006, Parent sold 5.7 billion pounds of dressed chicken and 149.2 million pounds of dressed turkey and generated net sales of $5.2 billion. In fiscal 2006, Parent’s U.S. operations, including Puerto Rico, accounted for 91.7% of its net sales, with the remaining 8.3% arising from its Mexico operations.

Section 8 of the Offer to Purchase is further amended and supplemented by the addition of the following paragraph immediately after the third paragraph of Section 8 under the caption “General:”

On October 29, 2006, Parent announced that it will reduce weekly chicken processing by 5% year over year, or approximately 1.3 million head per week, by January 2007 as part of its continuing effort to better balance supply and demand amid declining chicken prices and sharply higher costs for corn. The reduction will begin with eggs set as of October 30, 2006, and will take effect with weekly processing beginning January 1, 2007.

The first paragraph under the caption “Summary Financial Information” in Section 8 of the Offer to Purchase and the table immediately following such paragraph are hereby amended and restated to read in their entirety as follows:

Summary Financial Information. The following table sets forth summary financial information for Parent as of and for the fiscal years ended September 30, 2006 and October 1, 2005. The selected financial information set forth below is extracted from, and should be read in conjunction with, the audited financial statements and other financial information contained in Parent’s Annual Report on Form 10-K filed with the Commission on November 17, 2006, for the fiscal year ending September 30, 2006, including the notes thereto. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operations) and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein.

	Fiscal Years Ended
	September 30, 2006	October 1, 2005
	(In thousands, except ratios and per share amounts)
Operating Results Information
Net sales	$5,235,565	$5,666,275
Gross profit	297,600	745,199
Operating income	3,002	435,812
Net income (loss)	(34,232)	264,979
Ratio of earnings to fixed charges	— [1]	7.19

Balance Sheet Information
Total current assets	$1,105,674	$999,415
Total non-current assets	1,321,194	1,512,488
Total Assets	2,426,868	2,511,903

Total current liabilities	576,837	594,814
Total non-current liabilities	730,745	692,095
Minority interest	1,958	1,396
Total Liabilities	1,309,540	1,288,305

Per Common Share Information
Net Income (loss)—Basic and diluted	$(0.51)	$3.98
Book value per share	16.79	18.38

[1]	For the fiscal year ended September 30, 2006, earnings were insufficient to cover fixed charges by $40,615.

6. Financing of the Offer and the Merger.

The description of the Bridge Loan Commitment in Section 9 of the Offer to Purchase is hereby amended and supplemented as follows:

Effective October 20, 2006, Parent entered into a Supplemental Commitment Letter (the “Supplemental Commitment”) with Lehman Brothers, LBCB, Credit Suisse Securities (USA) LLC and Credit Suisse pursuant to which Credit Suisse committed to provide 30% of the Bridge Loan Commitment on the same terms and conditions as are applicable to LBCB. In addition, pursuant to the Supplemental Commitment, the Bridge Loan Commitment lenders agreed to hold their commitments available until the earlier of (i) the permanent termination or abandonment of the Offer, (ii) the consummation of the Offer and the Merger and (iii) 5:00 p.m., New York City time, on September 27, 2007.

The Bridge Loan Commitment and the Supplemental Commitment are exhibits to the Schedule TO, as amended, filed by Parent with the Commission, and the foregoing summary is qualified in its entirety by reference to the terms of the Bridge Loan Commitment and the Supplemental Commitment.

On November 29, 2006, Parent entered into a $450,000,000 Senior Unsecured Term Loan Agreement (the “Bridge Loan Agreement”) with Lehman Commercial Paper Inc., as the administrative agent and a lender, Credit Suisse, as syndication agent and a lender, Lehman Brothers Inc., as joint lead arranger and joint bookrunner, and Credit Suisse Securities (USA) LLC, as joint lead arranger and joint bookrunner.

The Bridge Loan Agreement provides for an aggregate term loan commitment of $450 million, less the principal amount of any Gold Kist Notes that are not acquired in Parent’s tender offer for such Notes. Loans under the Bridge Loan Agreement may be made in up to a maximum of two drawings. An initial drawing may be made concurrently with the date Parent has acquired an aggregate of a majority of the Company’s total issued and outstanding capital stock (the “Initial Closing Date”). If Parent has not borrowed the full amount available under the Bridge Loan Agreement on the Initial Closing Date, a second drawing of the remainder may be drawn on the date on which Parent completes the purchase of the remaining shares of capital stock of the Company.

Any loans under the Bridge Loan Agreement will mature on the date that is one year following the Initial Closing Date (the “Bridge Maturity Date”). If any loan under the Bridge Loan Agreement has not been previously repaid in full on or prior to the Bridge Maturity Date, subject to specified conditions, the loans will be converted into a term loan (each, a “Term Loan”) maturing on the tenth anniversary of the Initial Closing Date. Holders of the loans under the Bridge Loan Agreement or Term Loans may elect to receive notes in exchange for those loans at the Bridge Maturity Date, in the case of loans under the Bridge Loan Agreement, or, in the case of Term Loans, at any time or from time to time on or after the Bridge Maturity Date (the “Exchange Notes”). The Exchange Notes will be issued in the appropriate form set forth in an indenture and will have a principal amount equal to the principal amount of the Term Loan for which it is exchanged and having a fixed interest rate equal to the interest rate on the Term Loan at the time of transfer or exchange. Conversion of loans under the Bridge Loan Agreement into Exchange Notes at the Bridge Maturity Date is subject to the condition that Parent has filed a shelf registration statement with the Commission for the resale for the Exchange Notes by the holders thereof, and Parent will be required to pay liquidated damages in the form of additional interest on the Exchange Notes if such shelf registration statement has not been declared effective within 180 days after the Bridge Maturity Date.

Prior to the Bridge Maturity Date, the loans under the Bridge Loan Agreement will initially accrue interest at a rate per annum equal to LIBOR plus 275 basis points. If the loans under the Bridge Loan Agreement are not repaid in full within 180 days following the Initial Closing Date, the rate will increase by 75 basis points at the end of that 180-day period and will increase by an additional 50 basis points at the end of each 90-day period thereafter. Interest on the loans under the Bridge Loan Agreement will be no greater than (1) 9.75% per annum, if Parent’s senior unsecured rating is Ba3 by Moody’s and BB- by S&P or better, or (2) 10.25% per annum, if Parent’s senior unsecured rating is B1 by Moody’s or B+ by S&P or lower. All late payments shall bear interest at the applicable rate plus 2.00% per annum.

The availability of the financing under the Bridge Loan Agreement is subject to no material adverse effect provisions and is conditioned upon the satisfaction, among other customary conditions, of the following:

•	The transactions contemplated by the Offer must be consummated pursuant to documentation having terms and conditions reasonably satisfactory to the joint lead arrangers, including an acquisition agreement or tender offer documentation, as applicable, and no material provision thereof shall have been waived, amended, supplemented or otherwise modified, except with the consent of the joint lead arrangers;

•	The Company’s board of directors has redeemed the Rights or the Rights have been invalidated or are otherwise inapplicable to the Offer;

•	All governmental and material third party approvals (including shareholders’ and other material consents) necessary or, in the reasonable discretion of the joint lead arrangers and the administrative agent, advisable in connection with the transactions contemplated by the Offer, the financing contemplated by the Offer and the continuing; and

•	Parent shall have received proceeds of at least $600 million under the CoBank Credit Agreement.

Under the Bridge Loan Agreement, if certain change of control events occur, then Parent must make an offer to purchase any loans under the Bridge Loan Agreement and the Term Loans at 101% of the principal amount of those loans, plus all accrued and unpaid interest and fees. In addition, Parent, subject to specified conditions, must make a mandatory prepayment of the net cash proceeds received by Parent in excess of thresholds specified in the Bridge Loan Agreement, if:

•	Parent makes certain asset sales;

•	Parent has any casualty or other insured damage to certain assets; or

•	Parent issues equity interests in a capital raising transaction or issues debt securities or incurs debt.

Parent is also subject to customary covenants under the Bridge Loan Agreement, including certain reporting requirements. Further, the Bridge Loan Agreement contains a number of covenants that, among other things, limit Parent and its subsidiaries’ ability to:

•	Make loans or investments;

•	Pay dividends or redeem shares of capital stock;

•	Create liens on any assets;

•	Incur or assume additional indebtedness, including guarantees of the indebtedness of others;

•	Transfer or sell collateral;

•	Consolidate, merge or transfer all or substantially all of the assets of Parent or its subsidiaries;

•	Enter into consensual encumbrances and negative pledges;

•	Repay certain unsecured debt prior to 105 days after the Maturity Date; and

•	Incur non-cancelable obligations on operating leases or sale and leaseback transactions.

The Bridge Loan Agreement also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default, bankruptcy and material judgments.

In connection with the execution of the Merger Agreement, Parent entered into a Consent and Amendment to Term Loan Agreement pursuant to which the lenders and other parties to the Bridge Loan Agreement consented to the Merger Agreement and agreed to amendments to the Bridge Loan Agreement relating to the funding condition in the Bridge Loan Agreement that there be no material adverse effect.

The Bridge Loan Agreement and the Consent and Amendment have been filed as exhibits to the Schedule TO filed by Parent and Purchaser with the Commission, and the foregoing summary is qualified in its entirety by reference to the terms of the Bridge Loan Agreement and the Consent and Amendment.

7. Background of the Offer; Contacts with the Company.

Section 10 of the Offer to Purchase is hereby amended and supplemented as follows:

On September 20, 2006, the Company announced that, following receipt of Parent’s August 18, 2006 proposal, the Company’s Board of Directors had formed a special committee of independent directors (the “Gold

Kist Special Committee”) consisting of R. Randolph Devening, A.D. Frazier (Chairman of the Company’s Board of Directors) and Wayne Woody to consider Parent’s proposal as well as to evaluate the Company’s strategic alternatives, and had appointed Mr. Devening Chairman of the Special Committee.

On October 25, 2006 and October 26, 2006 counsel to the Company and counsel to Parent exchanged drafts of a confidentiality agreement. Due to continued disagreements regarding the language of the confidentiality agreement no confidentiality agreement was signed.

On Friday, November 17, 2006, the Special Committee, after approval and consultation with the Board of Directors, contacted Parent and requested a meeting with Mr. Pilgrim.

On Monday, November 20, 2006, Mr. Devening and Mr. Frazier, met with Mr. Pilgrim in Dallas, Texas. At the meeting, Messrs. Devening and Frazier discussed their views with Mr. Pilgrim about possible terms of a potential transaction. Mr. Pilgrim listened to their views and stated his confidence in the existing tender offer price and process and requested that the parties await the results of the November 29, 2006 expiration period before considering any other options.

On Saturday, December 2, 2006, at the invitation of Mr. Pilgrim, Mr. Frazier and Mr. R. Randolph Devening, Chairman of the Special Committee of independent directors of the Company established to evaluate the Company’s strategic alternatives, met with Mr. Pilgrim and Mr. Richard A. Cogdill, Parent’s Chief Financial Officer, in Dallas, Texas to discuss Parent’s Offer. By the conclusion of the meeting, they had reached an agreement in principle for Parent to acquire all of the Shares at a purchase price of $21.00 per share, subject to negotiation of definitive documentation for the transaction, limited due diligence by Parent and approval by the respective boards of directors of Parent and the Company. On Saturday afternoon, December 2, 2006, Baker & McKenzie LLP, counsel to Parent, provided a draft merger agreement to the Company and its advisors.

On December 2 and 3, 2006, the Company and its financial and legal advisors negotiated the terms and conditions of the proposed Merger Agreement with Parent and its advisors. On Sunday, December 3, 2006, the parties met at the Atlanta, Georgia offices of Alston & Bird LLP, counsel to the Company, to negotiate and finalize the terms of the draft merger agreement. Participating were Mr. Cogdill and other representatives of Parent, representatives of Baker & McKenzie LLP and of Morris, Nichols, Arsht & Tunnell, LLP, Delaware counsel to Parent, and representatives of Credit Suisse, Legacy Partners Group LLC and Lehman Brothers, financial advisors to Parent. Participating on behalf of the Company were Mr. John Bekkers, Chief Executive Officer of the Company, Mr. Frazier and Mr. Devening, other representatives of the Company, representatives of Alston & Bird, and of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Gleacher Partners LLC, financial advisors to the Company. On Sunday, December 3, 2006, Merrill Lynch Pierce Fenner & Smith Incorporated and Gleacher Partners LLC each delivered an oral opinion to the Company’s Board of Directors (subsequently confirmed by written opinions) that, on the basis of and subject to the assumptions expressed in their opinions, the consideration to be received by holders of Shares (other than Parent, Purchaser and their respective affiliates) pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The transaction was unanimously approved by the respective boards of directors of Parent and the Company on December 3, 2006, and on December 3, 2006, Parent, Purchaser and the Company entered into the Merger Agreement under which Purchaser is offering to acquire all of the outstanding shares of the Company’s Common Stock at the increased Offer price of $21.00 per share, net to the seller in cash and, following which, Purchaser will be merged with and into the Company, with the Company as the surviving corporation. Parent and the Company issued a joint press release on Monday morning, December 4, 2006 announcing execution of the definitive Merger Agreement.

8. Purpose of the Offer; Plans for the Company after the Offer and the Merger

The discussion under the caption “Plans for the Company—Board Representation” in Section 11 of the Offer to Purchase is amended and supplemented as follows:

Under the Merger Agreement, upon consummation of the Offer, the Company is obligated to deliver to Parent resignations of directors constituting the same percentage of the Company’s Board of Directors as the percentage of the outstanding Common Stock acquired by Purchaser, and Purchaser will have the right to designate directors to replace the members of the Board of Directors who have resigned. See the discussion under the caption “Company Board Representation” in Section 9 of this Supplement.

The discussion under the caption “Plans for the Company—Debt Tender Offer” in Section 11 of the Offer to Purchase is amended and supplemented as follows:

Parent has received tenders of and consents with respect to approximately 99.9% of the aggregate principal amount of outstanding Gold Kist Notes, which is sufficient to approve Parent’s proposed amendment to the Gold Kist Indenture. In accordance with the terms of the offer to purchase and consent solicitation for the Gold Kist Notes, such tenders and consents are irrevocable. The expiration date of the debt tender offer has been extended to 5:00 p.m. New York City time on December 27, 2006.

9. The Merger Agreement.

The following is a summary of the material terms of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed with the Commission as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed by Purchaser and Parent with the Commission in connection with the Offer, and is incorporated herein by reference. The Merger Agreement should be read carefully and in its entirety for a more complete description of the matters summarized below. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

The Offer. The Merger Agreement provides that Parent and Purchaser shall amend the Offer to reflect the execution and terms of the Merger Agreement and shall use their reasonable best efforts to consummate the Offer. Purchaser’s obligation to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions described in Section 10 of this Supplement. Purchaser and Parent have agreed not to (i) decrease the offer price per Share, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought to be purchased in the Offer, (iv) impose additional conditions to the Offer in addition to those set forth in Section 10 of this Supplement or (v) amend any other term of the Offer in a manner that is materially adverse to the holders of Shares, in each case without the prior written consent of the Company.

The Offer shall remain open until the Expiration Date, unless the period of time for which the Offer is open is extended in accordance with the immediately following sentence; provided, however, that Purchaser may provide for a subsequent offering period after the Expiration Date, in accordance with Rule 14d-11 under the Exchange Act. Notwithstanding the foregoing, (i) Parent and Purchaser may, without the Company’s consent, extend the Offer from time to time (by up to 10 business days for any one extension) to a date not later than March 31, 2007 (A) if immediately prior to the Expiration Date, any of the conditions described in Section 10 of this Supplement are not satisfied or waived by Parent or (B) if immediately prior to the Expiration Date, the Minimum Condition is satisfied but the number of Shares that have been validly tendered (and not withdrawn) pursuant to the Offer is less than 90% of the number of Shares outstanding on a fully diluted basis, (ii) if any of the conditions in Section 10 of this Supplement (other than the Minimum Condition) is not satisfied on any scheduled Expiration Date, Parent and Purchaser shall extend the Expiration Date at the request of by the Company one or more times (up to 15 business days in the aggregate for all such extensions), provided, that at the time of such extension any such condition is reasonably capable of being satisfied and the Company has not received an Acquisition Proposal (as defined below under “—No Solicitation”) that has not been withdrawn, (iii) if at any scheduled Expiration Date, the Minimum Condition has not been satisfied and if (A) the Company has not received an Acquisition Proposal that has not been withdrawn, (B) the failure to achieve the Minimum Condition is not a result of the Company failing to comply with the Merger Agreement in any material respect and (C) the conditions described in Section 10 of this Supplement (other than the Minimum Condition) have been satisfied or, if not then satisfied, either (1) are reasonably capable of being satisfied within five business days or (2) are unsatisfied (or not reasonably capable of being satisfied) as a result of a breach of the Merger Agreement by Parent or Purchaser, then, at the Company’s request, Parent and Purchaser shall extend the Expiration Date one or more times for a period not to exceed five days on any single occasion (up to an aggregate of ten business days for all such extensions), (iv) if (A) the Company receives an Acquisition Proposal ten or fewer business days prior to a scheduled Expiration Date and if on such scheduled Expiration Date the Minimum Condition is not satisfied, at the Company’s written request Parent and Purchaser shall extend the Offer such that the Offer does not expire until ten (10) business days from the date the Company received such Acquisition Proposal, provided, that the Company may not make more than one such request and (v) Parent and Purchaser may, in their reasonable discretion and without the Company’s consent (A) increase the Offer Price and extend the Expiration Date to the extent required by applicable law in connection with such price increase and (B) subject to prior consultation with the Company, extend the Expiration Date to the extent required by applicable law.

Parent and Purchaser have agreed that they will not terminate the Offer prior to any scheduled Expiration Date without the written consent of the Company except in the event that this Agreement is terminated in accordance with its terms. Under no circumstances may Purchaser purchase any Shares if the Minimum Condition is not satisfied. Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of the conditions described in Section 10 of this Supplement, Purchaser will accept for payment and pay for any and all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after such Expiration Date.

The Merger; Merger Consideration. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with the DGCL, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease, and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and will become a wholly owned subsidiary of Parent. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with the DGCL) shall be canceled and converted automatically into the right to receive the Merger Consideration.

Upon the consummation of the Offer, each stock appreciation right outstanding under any equity, stock option or compensation plan of the Company shall become fully vested. At or immediately prior to the effective time of the Merger, the Company will cause each such stock appreciation right to be canceled and Parent shall, at the effective time of the Merger, pay each holder of any such stock appreciation rights an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable “Base Value” of such stock appreciation rights (as defined in the Stock Appreciation Rights Agreement relating to such rights) by (ii) the number of Shares represented by such stock appreciation right, less any amounts required to be withheld by applicable law.

Upon the consummation of the Offer, each Share subject to restrictions on transfer and/or forfeiture, and each right to receive shares in the future based on performance or time including restricted stock, restricted stock units and performance shares, outstanding under any equity, stock or compensation plan of the Company (other than stock appreciation rights referred to in the preceding paragraph) shall become fully vested as specified in the applicable award, agreement or plan, as of the date of the Merger Agreement. In addition, at or immediately prior to the effective time of the Merger, such shares and rights will be canceled and converted into the right to receive the Merger Consideration, less any amounts required to be withheld by applicable law.

Schedule 14D-9. The Merger Agreement provides that the Company shall file with the Commission an amendment to its Schedule 14D-9 reflecting the recommendation of the Board that holders of Shares tender their Shares into the Offer, and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 will set forth that the Board of Directors has (i) determined by unanimous vote of all its members that each of the transactions contemplated by the Merger Agreement, including each of the Offer and the Merger, is advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the Offer and the Merger and the Merger Agreement in accordance with the DGCL and (iii) recommended (the “Company Offer Recommendation”) acceptance and approval of the Offer and adoption of the Merger Agreement by the Company’s stockholders. The Company Offer Recommendation shall not be withdrawn or modified by the Board of Directors of the Company in a manner adverse to Parent, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Offer Recommendation in a manner adverse to Parent shall be adopted or proposed; provided, however, the Company Offer Recommendation in the Schedule 14D-9 may be modified in a manner adverse to Parent and Purchaser or withdrawn (a “Change in Company Offer Recommendation”) if, but only if, (a) after consultation with its outside counsel, the Company’s Board of Directors determines that the failure to take such action is inconsistent with its fiduciary duties under applicable law and (b) the Company gives at least three business days written notice to Parent that it is prepared to make a Change in Company Offer Recommendation.

Top-Up Option. Pursuant to the Merger Agreement, the Company has granted to Purchaser an irrevocable option (the “Top-Up Option”) for so long as the Merger Agreement has not been terminated to purchase from the Company up to a number of newly-issued shares of Company Common Stock (the “Top-Up Amount”) that, when added to the number of shares of Company Common Stock owned by Purchaser at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the number of shares of Company Common Stock that would be outstanding as determined on a fully diluted basis immediately after the issuance of all shares issued pursuant to the Top-Up Option. The Top-Up Option may be exercised by Purchaser, in whole only, at any time on or after the Acceptance Date and before the effective time of the Merger so long no statute, rule or regulation preventing the Merger has been enacted or promulgated and no injunction or other order is in effect preventing consummation of the Merger or exercise of the Top-Up Option and the Company has sufficient shares of Common Stock at least equal to the Top-Up Amount. The aggregate purchase price for exercise of the Top-Up Option shall be determined by multiplying the Top-Up Amount number of such shares by the purchase price in the Offer. The exercise price of the Top-Up Option shall be payable in cash, except that in lieu of paying cash, Purchaser may execute and deliver to the Company a promissory note guaranteed by Parent having a principal amount equal to the amount of consideration not paid in cash. Any such promissory note shall bear interest at the LIBOR rate and shall mature on the first anniversary of the date of execution and delivery of such promissory note.

Conduct of Business by the Company Pending the Merger. Pursuant to the Merger Agreement, the Company has agreed that, until the earlier of termination of the Merger Agreement in accordance with its terms and such date as Purchaser purchases and pays for at least a majority of the outstanding Shares pursuant to the Offer (the “Payment Date”), the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and the Company shall use its reasonable best efforts to preserve intact the business organization of the Company and its subsidiaries, to keep available the services of the respective present officers and key employees of the Company and its subsidiaries and to preserve the goodwill of those having business relationships with the Company and its subsidiaries.

Without limiting the generality of the foregoing, the Company has agreed that until the earlier of such dates and except as permitted by the Merger Agreement, as provided in the disclosure schedule delivered by the Company to Parent and Purchaser or as agreed in writing by Parent, neither the Company nor any subsidiary shall: (a)(i) declare or pay any dividends or make any other distributions in respect of any of its capital stock, except for dividends by any direct or indirect wholly owned subsidiary of the Company to its parent in the ordinary course of business consistent with past practice or (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of shares of its capital stock; (b) issue, deliver, sell, grant, pledge, or otherwise encumber any Shares or any securities convertible into, or rights, to acquire, any Shares, convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units other than Shares issued pursuant to settlement of stock-based awards outstanding on the date of the Merger Agreement; (c) amend or otherwise change its Certificate of Incorporation, as amended (the “Certificate of Incorporation”), or bylaws (the “Bylaws”) or comparable charter or organizational documents of any of its subsidiaries; (d) acquire any assets of any third party except (i) acquisitions of inventory or other non-fixed assets in the ordinary course of business consistent with past practice, (ii) incur, assume or modify any individual capital project, including capitalized or operating lease obligations, other than routine replacement and repair of equipment and facilities in the ordinary course of business and capital expenditure commitments existing as of the date of the Merger Agreement, in an amount in excess of $250,000 and (iii) pursuant to disclosed existing contracts; (e)(i) sell, transfer, pledge, guarantee, lease, license, mortgage, sell and leaseback or otherwise subject to any lien or otherwise dispose of any of its assets to a third party, except for sales of assets in the ordinary course of business consistent with past practice and pursuant to existing contracts, (ii) incur any indebtedness for money borrowed or guarantee thereof, except for drawdowns or borrowings under the existing credit facilities of the Company in the ordinary course of business consistent with past practice and in an amount not to exceed $1,000,000 in the aggregate in connection with the operations of the Company or (iii) acquire any shares of the capital stock of the Company or any subsidiary except (A) for shares acquired by the Company from the holder of any stock-based award in satisfaction of the exercise price of a stock based award or taxes or withholding obligations in case of a stock based award, (B) for shares acquired in the open market for the benefit of any employee stock plan in the ordinary course of business consistent with past practice or (C) as contemplated by Merger Agreement; (f) grant to any director or officer of the Company or any of its subsidiaries (i) any increase in compensation, bonus or other benefits or (ii) any increase in severance or termination pay, in each case except as required by any existing employment, severance, change in control or termination agreement in effect on the date of the Merger Agreement; (g)(i) amend any provision of any employee benefit plan or (ii) adopt or enter into any arrangement that would be an employee benefit plan, except (A) to the extent required under the terms of any existing written agreements, trusts, plans, funds or other arrangements in effect on the date of the Merger Agreement or (B) to the extent required to comply with applicable law; (h) change any of the Company’s accounting methods or principles, except as required by generally accepted accounting principles in the United States or applicable law make or change any tax election or take certain other actions relating to taxes; (i) commence or settle (i) any suit, action or proceeding relating to the transactions contemplated by the Merger Agreement or (ii) any other suit, action or proceeding involving payments by or to the Company or any of its subsidiaries in excess of $500,000; (j) other than in the ordinary course of business consistent with past practices, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract, or amend or terminate, or waive or exercise any right or remedy under, any such contract; (k) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices, including any contract or agreement involving total future payment or payments in excess of $1,000,000; (l) make any material change in the production capabilities or capacities of any of the Company’s production facilities; or (m) authorize any of, or commit, propose or agree to take any of, the foregoing actions.

Company Board Representation. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer which represent a majority of the outstanding Shares on a fully diluted basis, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on the Board (giving effect to the directors elected or designated by Purchaser pursuant to this sentence), multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser and any affiliates of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall take such reasonable actions including promptly filling vacancies or newly created directorships on the Board, promptly increasing the size of the Board and/or promptly requesting the resignations of such number of its incumbent directors as are necessary to enable Parent’s designees to be so elected or designated to the Board, and shall use its best efforts to cause Purchaser designees to be so elected or designated at such time. Notwithstanding the foregoing, until the effective time of the Merger, the Company and Purchaser have agreed that at least one member of the Board who is an independent director as of the date of the Merger Agreement is to remain a member of the Board.

The Merger Agreement also provides that, following the election or appointment of Purchaser’s designees in accordance with the immediately preceding paragraph and prior to the effective time of the Merger, any amendment or termination of the Merger Agreement in a manner adverse to holders of Shares (other than Parent and its subsidiaries), or exercise or waiver of any of the Company’s rights, benefits or remedies thereunder in a manner adverse to holders of Shares (other than Parent and its subsidiaries), will require the concurrence of the director then in office who was not designated by Purchaser.

Access to Information. Pursuant to the Merger Agreement, until the Acceptance Date, the Company shall, and shall cause its subsidiaries and each of their respective officers, directors and employees, agents and advisors (“Representatives”) and lenders to, provide Parent and Purchaser and their respective officers, employees, counsel, advisors, accountants, financial advisors, financial sources, affiliates and representatives reasonable access to the officers, directors, employees, accountants, properties, offices and other facilities and to the books and records of the Company and its subsidiaries, as will permit Parent and Purchaser to make inspections of such as either of them may reasonably require. Non-public and other confidential information regarding the Company and its subsidiaries thereby acquired by Parent and Purchaser must be maintained in confidence by them.

Employee Benefits. The Merger Agreement also provides that, from and after the effective time of the Merger, each of the Surviving Corporation and its subsidiaries shall honor all of its respective compensation and benefits plans, programs, agreements and arrangements of the Company and its subsidiaries in accordance with their terms as in effect immediately prior to the effective time of the Merger. The Surviving Corporation shall, for six months following the effective time of the Merger, provide each retained employee of the Company and its subsidiaries as of the effective time of the Merger, other than any retained employee whose employment is subject to a collective bargaining or other labor agreement, with compensation and employee benefits (excluding equity, equity-based and similar compensation) that are comparable in the aggregate to those provided by the Company and its subsidiaries (other than with respect to change of control payments or other payments resulting from the Offer or the Merger) to such retained employees immediately prior to the effective time of the Merger.

Retained employees shall receive credit for prior service with the Company and its subsidiaries for all purposes (but excluding benefit accruals under any defined benefit pension plan) under any compensation or employee benefit plan established or maintained by Parent (to the extent a retained employee is brought under any such plan), the Surviving Corporation or any of their respective affiliates under which each retained employee may be eligible to participate on or after the effective time to the same extent recognized by the Company or any of its subsidiaries under comparable benefit plans immediately prior to the effective time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

To the extent that, following the Merger, the Surviving Corporation changes the welfare benefit plans, programs and arrangements in which retained employees participate, Parent shall (i) waive, or use its reasonable best efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each retained employee to the same extent waived under a comparable benefit plan and (ii) with respect to the plan year in which the change was made, provide a credit to each retained employee for any co-payments, deductibles and out-of-pocket expenses paid by such retained employee under the benefit plans during the relevant plan year, up to and including the effective time.

The foregoing agreements are not to be deemed a guarantee of employment of any employee of the Company or any of its subsidiaries and may be modified without the consent of any such employee.

The Company has also agreed to take such steps as may be required to cause any employment compensation, severance or employee benefit arrangements that have been or will be entered into by the Company, Parent or any of their respective affiliates with current or future directors, officers or employees of the Company and its affiliates to be exempt under amended Commission Rule 14d-10(a)(2) pursuant to amended Rule 14d-10(d) under the Exchange Act.

Directors’ and Officers’ Indemnification Insurance. The Merger Agreement provides that from and after the effective time of the Merger, Parent shall, and shall cause the Surviving Corporation to, from and after the effective time, perform all of the obligations of the Surviving Corporation with respect to all rights of the individuals who on or prior to the effective time were directors or officers of the Company to indemnification (including advancement of expenses) and exculpation from liabilities for acts or omissions occurring prior to the Merger as provided in the Certificate of Incorporation and/or Bylaws or other agreements of the Company provided to Parent prior to the date of the Merger Agreement. The indemnification obligations of Parent and the Surviving Corporation shall not be amended in a manner that is materially adverse to any indemnitee without the consent of the affected indemnitee. Parent has agreed to pay all reasonable expenses, including reasonable attorney’s fees, incurred by any indemnitee in successfully enforcing this indemnity.

The Merger Agreement also provides that Parent shall, or shall cause the Surviving Corporation to either (i) cause to be obtained at the effective time of the Merger “tail” insurance policies, at no expense to the beneficiaries of the foregoing indemnity, with a claims period of six years from the effective time in an amount and scope and on terms at least as favorable to the beneficiaries as the Company’s current policies with respect to matters existing or occurring at or prior to the effective time or the Merger or (ii) maintain, at no expense to the beneficiaries, in effect for six years from the effective time, the current policies of the directors’ and officers’ liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies in an amount and scope and on terms at least as favorable, in the aggregate, as the Company’s current policies) with respect to matters existing or occurring at or prior to the effective time; provided, however, that in no event shall Parent or the Surviving Corporation be required to pay aggregate premiums pursuant to this requirement of more than an amount equal to 300% of the current annual premiums paid by the Company for such insurance.

Reasonable Best Efforts. The Merger Agreement provides that, subject to its terms and conditions, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, no party to the Merger Agreement is required to waive any right thereunder with is waivable or exercisable by such party in its sole discretion.

Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company’s and its subsidiaries’ authority and existence, their respective capital structures, the Company’s filings with the Commission (including the most current draft on the date of the Merger Agreement of its Annual Report on Form 10-K for the fiscal year ended September 30, 2006), the Company’s disclosure controls and internal controls over financial reporting, employee benefit matters, taxes, environmental matters, brokers, fairness opinions, and information in the offer documents and the Schedule 14D-9.

Financing; Gold Kist Indenture. The Merger Agreement provides that the Company will provide and cause its subsidiaries and its and their representatives to provide, such cooperation in connection with Parent’s New Debt Financings as may be reasonably requested by Parent including (a) participation in meetings, drafting sessions and due diligence sessions, (b) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company and its subsidiaries, (c) assisting Parent and its financing sources in the preparation of (i) offering documents for any of the New Debt Financings and (ii) materials for rating agency presentations, (d) cooperating with the marketing efforts of Parent and its financing sources for any of the New Debt Financings, (e) providing and executing documents as may be reasonably requested by Parent, including solvency certificate, consents of accountants for use of their reports in any materials relating to the New Debt Financings and revocable notices of redemption of debt, (f) facilitating the pledging of collateral, and (g) using reasonable best efforts to obtain legal opinions, accountants’ comfort letters, surveys and title insurance as reasonably requested by Parent. The Merger Agreement also provides that, assuming that the requisite consents of holders of Gold Kist Notes have been received, the Company will, and will cause its subsidiaries to execute, and shall use reasonable commercial efforts to cause the applicable trustee to execute, a supplemental indenture to the Gold Kist Indenture, which supplemental indenture shall implement the proposed amendments to the Gold Kist Indenture described in Section 11 of the Offer to Purchase.

Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, on or prior to the effective time of the Merger, of the following conditions: (a) the Merger shall have been approved and adopted by the affirmative vote (or written consent in lieu thereof) of the holders of the majority of the Shares (or such approval and vote shall not be necessary); (b) no temporary restraining order, preliminary or permanent injunction or other judgment or order shall have been issued by or shall be pending before any court of competent jurisdiction and no other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing or restraining the consummation of the Merger; and (c) Purchaser shall have accepted for payment and purchased pursuant to the Offer at least a majority of the outstanding Common Stock of the Company.

Company Stockholders’ Meeting. The Merger Agreement provides that if approval of the Company’s stockholders is necessary to consummate the Merger, as soon as practicable following the Acceptance Date, the

Company shall prepare a proxy statement for a meeting of the Company’s stockholders relating to the Merger and the Merger Agreement, file the proxy statement with the Commission and take all action necessary under applicable law to call, give notice of and hold a meeting of the Company’s stockholders to vote on a proposal to adopt the Merger Agreement, and shall submit such proposal to such holders at such stockholders’ meeting. The Company must use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement and take all other action necessary or advisable to ensure that all proxies solicited in connection with the stockholders’ meeting are solicited in compliance with applicable law. The proxy statement delivered to the Company’s stockholders shall state that the Company’s Board of Directors, at a meeting duly called and held, duly adopted resolutions (i) approving and declaring advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) resolving that the adoption of the Merger Agreement be submitted to the stockholders of the Company and (iii) recommending that the stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and adopt the Merger Agreement (the “Company Board Recommendation”), unless such recommendation has been withdrawn or modified as permitted by the Merger Agreement. The Company Board Recommendation may be modified in a manner adverse to Parent and Purchaser or withdrawn (a “Change in Company Board Recommendation”) if, but only if, (a) after consultation with its outside counsel, the Company’s Board of Directors determines that such action is required by its fiduciary duties under applicable law and (b) the Company gives at least three business days written notice to Parent that it is prepared to make a Change in Company Board Recommendation. The Merger Agreement provides that the occurrence of any Change in Company Board Recommendation or any Change in Company Offer Recommendation shall not affect the obligations of the Company to take the actions provided for in this paragraph.

No Solicitation. The Merger Agreement provides that Company shall (and shall cause its Representatives) to immediately cease and cause to be terminated any existing discussions with any person that relate to any Acquisition Proposal. The Company also must, and must cause its subsidiaries and its and their respective Representatives promptly to request each Person that has received confidential information in connection with a possible Acquisition Proposal to return to the Company or destroy all confidential information heretofore furnished to such person by or on behalf of the Company or any of its subsidiaries. Under the Merger Agreement the Company shall not, and shall cause its subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal; (ii) furnish any information regarding the Company or any of its subsidiaries to any person in connection with or in response to an Acquisition Proposal; (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; (v) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal; or (vi) amend the Rights Agreement or redeem the Rights or grant an approval pursuant to Section 203 or release or permit the release of any person from, or to waive or permit the waiver of any provisions of, any confidentiality, “standstill,” or similar agreement to which the Company or any of its subsidiaries is a party or under which the Company or any of its subsidiaries has any rights, provided, however, that prior to the Acceptance Date, the Company may furnish nonpublic information regarding the Company or its subsidiaries to, or engage in discussions or negotiations with, any person in response to an unsolicited bona fide written proposal relating to an Acquisition Proposal that is submitted to the Company by such person (and not withdrawn) and that, in the good faith judgment of the Company’s Board of Directors (after consultation with its financial advisor and outside legal counsel), is, or is reasonably likely to result in, a Superior Offer if (a) neither the Company nor any of its subsidiaries or their respective Representatives shall have breached any of these prohibitions in any respect; (b) the Company’s Board of Directors also determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to take such action is inconsistent with the Board of Directors’ fiduciary duties to the Company’s stockholders under applicable law; (c) at least three business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person, the Company gives Parent written notice of the identity of such person and of the Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person, and the Company receives from such person an executed confidentiality agreement containing disclosure limitations no less favorable to the Company than those in the form of confidentiality agreement annexed to the

Merger Agreement; and (d) the Company concurrently provides or makes available to Parent copies of all nonpublic information provided to such person. If the Company or any of its or its subsidiaries’ Representatives receives an Acquisition Proposal or any request for nonpublic information, the Company must promptly (and in no event later than 24 hours after receipt of, such Acquisition Proposal) advise Parent orally and in writing of such Acquisition Proposal, including the identity of the person making or submitting such Acquisition Proposal and the terms thereof and must promptly provide Parent with any written materials received by the Company in connection with such Acquisition Proposal. The Company must keep Parent fully informed with respect to the status of any such Acquisition Proposal and any modification or proposed modification thereof and must promptly provide Parent with any written materials received by the Company in connection with any such modification or proposed modification.

For purposes of the Merger Agreement (a) an “Acquisition Proposal” is any offer, proposal or agreement with respect to: (i) any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, tender offer, exchange offer or other similar transaction (x) in which the Company or any of its subsidiaries is a constituent corporation or party or (y) in which a person or “Group” (as defined in the Exchange Act and the rules thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries; (ii) any transaction in which the Company or any of its subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries; (iii) any sale, lease, exchange, transfer, license, acquisition or disposition by the Company or any subsidiary of the Company of business or assets that represent more than 15% of the assets of the Company and its subsidiaries, taken as a whole; or (iv) any liquidation or dissolution of the Company; and (b) a “Superior Offer” is an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding Shares (other than Shares already held by such third party), which offer is reasonably capable of being consummated, on terms that the Board of Directors of the Company determines, in its good faith judgment, after taking into account the advice of an independent financial advisor of nationally recognized reputation, to be more favorable to the Company’s stockholders than the terms of the Offer or the Merger; provided, however, that no such offer shall be deemed to a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed.

Termination; Termination Fee. The Merger Agreement provides that it may be terminated at any time prior to the effective time of the Merger: (a) by mutual written consent of Parent and Purchaser on the one hand, and the Company, on the other hand; (b) by either Parent or the Company (i) at any time prior to the Acceptance Date if the Offer shall have expired without Purchaser having accepted Shares for payment pursuant to the Offer (except in certain cases of breach of the Merger Agreement by the party seeking to terminate); (ii) at any time prior to the Acceptance Date if the Acceptance Date shall not have occurred on or before March 31, 2007;

provided, however, that the right to terminate the Merger Agreement under this clause (b)(ii) shall not be available to any party if (x) the failure of such payment to occur on or before March 31, 2007 is attributable to the failure of a condition set forth in Section 10 of this Supplement to be satisfied, and (y) the failure of such condition to be satisfied is attributable to a failure, on the part of the party seeking to terminate the Merger Agreement, to perform in any material respect any covenant or agreement in the Merger Agreement required to be performed by such party on or prior to the date for payment for the Shares; or (iii) if a Restraint will be in effect preventing or restraining the consummation of the Merger and shall have become final and nonappealable; (c) by Parent or Purchaser if at any time prior to the Acceptance Date (i) the Company’s representations and warranties set forth in the Merger Agreement shall be inaccurate as of its date or shall become inaccurate as of a subsequent date (as if made on such subsequent date), without regard to any materiality qualifications, or there shall have been a breach or failure to perform any of the Company’ representations, warranties, covenants or agreements set forth in the Merger Agreement (other than those described above under “Financing; Gold Kist Indenture” and “No Solicitation”) which breach or failure to perform would result in the failure of any of the conditions to the Offer to be satisfied and is not cured by the Company within ten business days following (x) receipt of written notice of such breach or failure to perform from Parent or (y) the Company having knowledge of such breach or failure to perform, (ii) any third party shall have become the beneficial owner of more than 20% of the Shares; (iii) a Company Material Adverse Event shall have occurred; or (iv) a Triggering Event shall have occurred; or (d) by the Company if at any time prior to the purchase of the Shares pursuant to the Offer Parent or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (A) would have a material adverse effect on Parent’s or Purchaser’s ability to purchase the Shares tendered pursuant to the Offer and (B) is not cured by Parent within ten business days following receipt of written notice of such breach or failure to perform from the Company.

If Parent or Purchaser terminates the Merger Agreement pursuant to either of the preceding clause (c)(ii) or (c)(iv), the Company shall pay Parent a termination fee of $43,500,000 (the “Termination Fee”). In addition, if (i) Parent or Purchaser terminates the Merger Agreement pursuant to the preceding clauses (b) (other than at a time that consummation of the Offer is enjoined) or (c)(i), (ii) at or prior to the time of the termination of the Merger Agreement the commencement, submission or making of an Acquisition Proposal shall have been disclosed or announced either publicly or to the Company and (iii) within one year after the date of termination of the Merger Agreement, an Acquisition Proposal is consummated or a definitive agreement contemplating an Acquisition Proposal is executed, then the Company shall pay to Parent the Termination Fee.

For purposes of the Merger Agreement (a) a “Company Material Adverse Event” is any event, circumstance, change or effect that occurs or is threatened that, individually or in the aggregate with any other events, circumstances, changes and effects occurring after the date of the Offer, is or may be materially adverse to the business, condition (financial or otherwise), assets, liabilities, capitalization, operations or results of operations of the Company or any of its affiliates that, in Parent’s judgment, is or may be materially adverse to the Company or any of its affiliates, or Parent becomes aware of any facts that, in its judgment, have or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Company Common Stock to Parent or any of its affiliates and (b) a “Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of the Company shall have failed to unanimously make the Company Offer Recommendation, or shall have effected a Change In Company Offer Recommendation or a Change in Company Board Recommendation, or shall have taken any other action that is reasonably determined by Parent to indicate clearly that the Company’s Board of Directors does not support the Offer or the Merger or does not believe that the Offer and the Merger are in the best interests of the Company’s stockholders; (ii) the Company shall have failed to include in the Schedule 14D–9 the Company Offer Recommendation or a statement to the effect that the Board of Directors of the Company has determined and believes that the Offer and the Merger are in the best interests of the Company’s stockholders; (iii) following the disclosure or announcement of an Acquisition Proposal, the Board of Directors of the Company fails to reaffirm publicly the Company Offer Recommendation and/or the Company Board Recommendation, or fails to reaffirm publicly its determination that the Offer and the Merger are in the best interests of the Company’s stockholders, within five business days after Parent requests in writing that such recommendations or determination be reaffirmed publicly; (iv) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its stockholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (v) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after Parent requests in writing that the Company take a position with respect to such Acquisition Proposal; or (vi) the Company or any Representative of the Company shall have breached its agreements described above relating to the Gold Kist Indenture or any of the provisions described above under “No Solicitation.”

10. Certain Conditions of the Offer.

The discussion set forth in Section 14 of the Offer to Purchase is hereby amended and restated in its entirety as follows:

Notwithstanding any other provisions of the Offer or the Merger Agreement, and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Company Common Stock, and may terminate or amend the Offer (except in order to decrease the Offer price, reduce the number of Shares for which the Offer is made or change the form of payment) as to any shares of Company Common Stock not then paid for, if the Minimum Condition or any of the conditions described in (a), (b), (c) or (d) below shall not have been satisfied immediately prior to the Expiration Date of the Offer (as it may be extended in accordance with the terms of the Merger Agreement); or on or after the date of the Merger Agreement and prior to the Expiration Date (as it may be extended in accordance with the terms of the Merger Agreement), any of the conditions described in (e) through (o) shall have occurred or exist;

(a) designees of Parent constitute a majority of the members of the Company’s Board of Directors, or shall have been appointed by the Board of Directors effective upon the resignation of directors described in the following clause (b);

(b) the delivery and effectiveness by such number of members of the Company’s Board of Directors (who will be selected by Parent) equal to the number of directors to be designated by Parent in accordance with the Merger Agreement of resignations from the Board of Director and all committees effective as of the date on which Purchaser acquires and pays for a majority of the outstanding shares of Company Common Stock;

(c) the Offer and the Merger have been approved for purposes of Section 203 or that the restrictions of Section 203 are inapplicable to Parent and Purchaser;

(d) Parent having available to it proceeds of financings that are sufficient to consummate the Offer and the Merger and to refinance all debt of the Company and Parent that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the Merger or the financing thereof and to pay all related fees and expenses;

(e) there shall have been threatened, instituted or be pending any litigation, suit, claim, action, proceeding or investigation before any governmental authority (i) challenging or seeking to make illegal, delay, or otherwise, directly or indirectly, restrain or prohibit or make more costly, the making of the Offer, the acceptance for payment of any Company Common Stock by Parent, or any other affiliate of Parent, or seeking to obtain damages in connection with the Offer or the Merger (other than litigation brought by (A) Company’s stockholders that would not cause a Company Material Adverse Effect or (B) Parent’s stockholders); (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries or to compel the Company, Parent or any of their subsidiaries to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries; (iii) seeking to impose or confirm any limitation on the ability of Parent, or any other affiliate of Parent to exercise effectively full rights of ownership of any Company Common Stock, including, without limitation, the right to vote any Company Common Stock acquired by Parent pursuant to the Offer or otherwise on all matters properly presented to the Company’s stockholders; (iv) seeking to require divestiture by Parent, or any other affiliate of Parent of any Company Common Stock; or (v) which otherwise would prevent or materially delay consummation of the Offer or the Merger;

(f) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) the Offer and the Merger, by any U.S. or non-U.S. legislative body or governmental authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the Offer, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (e) above;

(g) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the Nasdaq Stock Market (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) any decline in either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date of the Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any government or governmental authority on the extension of credit by banks or other lending institutions, (v) a commencement of a war or armed hostilities, terrorist attacks or other national or international calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing on the date of the Offer, a material acceleration or worsening thereof;

(h) (i) a tender or exchange offer for some or all of the Company Common Stock has been publicly proposed to be made or has been made by another person (including the Company or any of its subsidiaries or affiliates) or has been publicly disclosed, or Parent otherwise learns that any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 15% of any class or series of capital stock of the Company (including the Company Common

Stock), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 15% of any class or series of capital stock of the Company (including the Company Common Stock) and other than as disclosed in a Schedule 13D or 13G on file with the Commission on or prior to the date of the Offer, (ii) any such person or group which, on or prior to the date of the Offer, had filed such a Schedule with the Commission has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company constituting 1% or more of any such class or series, (iii) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving the Company or (iv) any person has filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company;

(i) the Company or any of its Subsidiaries has (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Company Common Stock or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Company Common Stock or other securities except (A) for shares acquired by the Company from the holder of any stock-based award in satisfaction of the exercise price of a stock-based award or taxes or withholding obligations in case of a stock-based award in each case outstanding as of the date hereof, (B) for shares acquired in the open market for the benefit of any employee stock plan in the ordinary course of business consistent with past practice or (C) as contemplated by the Merger Agreement, (iii) issued or sold, or authorized or proposed the issuance or sale of, any additional Company Common Stock, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than shares issued pursuant to settlement of stock-based awards (including but not limited to stock appreciation rights or performance shares), in each case outstanding as of the date hereof), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company, (v) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company, (vi) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business consistent with past practice (other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger), (vii) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business consistent with past practice, (viii) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in Parent’s judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Company Common Stock to Parent or any of its subsidiaries or affiliates, (ix) entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business consistent with past practice or entered into or amended any such agreements, arrangements or plans that provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all of the Company Common Stock by Parent or its consummation of any merger or other similar business combination involving the Company, (x) except as may be required by law or to the extent required under the terms of any agreements, trusts, plans, funds or other written arrangements existing as of the date hereof, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Parent shall have become aware of any such action which was not previously announced, or (xi) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or Parent becomes aware that the Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) which has not been publicly disclosed prior to the date of the Offer (in each case, other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger);

(j) Parent and the Company reach any agreement or understanding pursuant to which it is agreed that the Offer and the Merger Agreement will be terminated;

(k) the Company or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving the Company or any of its Subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right which, in Parent’s judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Company Common Stock or other securities, assets or business of the Company or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase;

(l) a Triggering Event shall have occurred;

(m) a Company Material Adverse Effect shall have occurred;

(n) any of the representations and warranties of the Company set forth in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, Company Material Adverse Effect or words of similar import, shall not be true and correct at and as of the time of determination as if made on and as of such date (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect; or

(o) the Company shall not have performed or complied with in all material respects any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement and such failures to perform or comply shall not have been cured.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Parent or Purchaser (except for the Minimum Condition), in whole or in part, at any time and from time to time prior to the expiration of the Offer, in their respective sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

The Company stated in its Schedule 14D-9 that its Board of Directors approved the Merger with the specific intent of rendering inapplicable to the Merger, Parent and Purchaser (to the extent permitted by such laws) Section 203 and any other state takeover law that may purport to be applicable to the Merger and the transactions contemplated by the Offer and the Merger Agreement and approving the acquisition of the Shares pursuant to the Offer for the purposes of Section 203.

Any waiver of any of the foregoing conditions will apply to all tenders of Shares to which the condition would otherwise apply.

11. Certain Legal Matters and Regulatory Approvals.

The discussion under the caption “Antitrust” in Section 15 of the Offer to Purchase is amended and supplemented as follows:

Pursuant to the HSR Act, on September 29, 2006, Parent filed a Premerger Notification and Report Form in connection with the purchase of the Shares pursuant to the Offer with the Antitrust Division and the FTC. Parent received early termination of the waiting period required by the HSR Act on October 16, 2006.

Section 15 of the Offer to Purchase is further amended and supplemented by the addition of the following information immediately following the discussion under the heading “Antitrust”:

Certain Legal Proceedings. On October 12, 2006, the Company announced that it had filed a complaint in federal district court for the Northern District of Georgia against Parent, Purchaser, and the Parent Nominees. The complaint alleges that the election of the Parent Nominees to the Board would violate Section 8 of the Clayton Act and seeks to enjoin Parent’s solicitation of the Company’s stockholders to elect such persons to the Board. The complaint also alleges that Parent violated the Commission’s proxy and tender offer rules by failing to disclose such alleged violation of the Clayton Act. Thereafter, on October 23, 2006, the Company moved for a preliminary injunction in its pending action against Parent, Purchaser and the Parent Nominees in the United States District Court for the Northern District of Georgia. The Company’s motion reiterates its claims in the Complaint that the election of the Parent Nominees to the Company’s Board would violate prohibitions on interlocking directorates under Section 8 of the Clayton Act and that Parent’s omission of such alleged violations from its proxy materials and the Offer to Purchase constitute material omissions from such documents in alleged violation of the Exchange Act and the Commission’s proxy and tender offer rules. The Company requests that the Court enjoin Parent from pursuing the election of the Parent Nominees to the Board unless and until Parent first acquires the Company. The Company also seeks an order requiring Parent and Purchaser to withdraw the Offer “permanently” or, at a minimum, until “corrective disclosure” is made regarding the allegations in the

Company’s complaint. The Company further asks the Court to grant the other injunctive relief requested in the complaint, which includes a request that Purchaser immediately withdraw its Notice of Stockholder Proposals and Director Nominations of August 18, 2006 (the “Notice”), the proposals contained with the Notice, and the proxy materials.

The defendants’ answer to the Company’s complaint was originally due November 10, 2006. Prior to such date, on November 2, 2006, the Court issued an Order denying the Company’s motion for an expedited hearing on its request for a preliminary injunction and granting Parent’s motion to modify the Court’s Scheduling Order issued on October 25, 2006. In addition to denying the Company’s motion, the November 2, 2006 Order also (i) ordered the Defendants to file their answer, motion, objection or other response to the Company’s complaint by November 10, 2006, (ii) granted Parent’s request to conduct discovery, prior to the Court’s hearing on the Company’s preliminary injunction motion, as necessary to present argument and evidence on the Company’s motion for a preliminary injunction and fixed November 10, 2006 through December 15, 2006 as the period in which to conduct such discovery, (iii) ordered the Defendants to file their brief in opposition to the Company’s motion for a preliminary injunction by December 22, 2006, (iv) ordered the Company to file its reply brief in support of its motion by January 5, 2007, and (v) scheduled an evidentiary hearing on the Company’s motion for a preliminary injunction on January 16, 2007, at 10:30 a.m. As a result of the Court’s November 2 Order, had the Merger Agreement not been entered into, no action would have been taken by the Court on the Company’s motion for preliminary injunction prior to the scheduled hearing on January 16, 2007.

On November 10, 2006, the Defendants moved to dismiss the Company’s federal securities law claims for failure to state a claim upon which relief can be granted under the Exchange Act and the Commission’s proxy rules and tender offer rules. In their memorandum in support of their motion to dismiss the Company’s Exchange Act claims, the Defendants reiterate their statement in the Offer to Purchase that they do not believe that the Offer violates the antitrust laws and assert that the stockholder proposals submitted to the Company on August 18 would not violate Section 8 of the Clayton Act (a position which Defendants assert is supported by precedent) and that neither Section 14(a) nor Section 14(e) of the Exchange Act requires that Defendants make any disclosure they believe to be false. The Defendants further assert that because Defendants dispute the Company’s Clayton Act claims, Sections 14(a) and 14(e) require only that Defendants disclose to the Company’s stockholders the existence of the litigation and the Company’s allegations, and that the Defendants have provided adequate and timely disclosure of such information. Gold Kist filed its response to this motion on November 30, 2006.

In addition to moving to dismiss the Company’s federal securities law claims, Parent and Purchaser also believe that they have meritorious defenses to the Company’s Clayton Act claims and informed the Court that they intend to respond to the Company’s motion for a temporary injunction by asserting, among other matters, that the Company lacks standing to assert its Clayton Act claims due to the absence of antitrust injury, and that the Company is not likely to succeed on the merits of its Clayton Act claims. Prior to execution of the Merger Agreement, Defendants expected to file such response on or about December 22, 2006, the date fixed by the Court for Parent to file its response to the Company’s motion for a temporary injunction, but such response will not be filed so long as the proceedings are stayed in accordance with the Merger Agreement, as described below.

Also on November 10, 2006, the Parent Nominees (other than Joseph C. Moran and Michael A. Pruitt) filed a motion to dismiss the complaint against them for lack of personal jurisdiction over such Defendants.

On November 22, 2006, the Company filed a First Amended Complaint which, in addition to the Company, includes Jerry L. Stewart, described as “a purchaser and consumer of chicken,” as an individual plaintiff. The First Amended Complaint repeats the Company’s original allegations that the election of the Parent Nominees to the Company’s Board of Directors would violate Section 8 of the Clayton Act and adds claims that, if elected, the Parent Nominees would have “irreconcilable conflicting fiduciary duties” to Parent and the Company. The First Amended Complaint claims that Parent’s proxy materials and the Offer to Purchase fail to fully disclose such alleged Clayton Act violations and such alleged conflicting duties and how they will be addressed and that such alleged omissions constitute omissions of material information in alleged violation of the Exchange Act and the Commission’s proxy rules and tender offer rules, and reiterates the Company’s requests for injunctive and other relief set forth in the original complaint.

The foregoing descriptions of the Court’s November 2, 2006 Order, the Defendants motion to dismiss the Company’s federal securities law claims and the Parent Nominees’ (other than Joseph C. Moran and Michael A. Pruitt) motion to dismiss the complaint against them are qualified in their entirety by the full text of such documents, which have been filed as exhibits to the Schedule TO filed by Parent and Purchaser. The Company’s Complaint and its First Amended Complaint have been filed as exhibits to the Company’s Schedule 14D-9 which may be inspected at, and copies obtained from, the same places and in the same manner as set forth in Section 7 of the Offer to Purchase.

Pursuant to the Merger Agreement, Parent and the Company have agreed that, as soon as practicable, they shall promptly take all actions necessary to stay all proceedings (including discovery) pending before the United States District Court for the Northern District of Georgia, Atlanta Division in Case 1:06-cv-02441-CC Gold Kist Inc. v. Pilgrim’s Pride Corporation et al. Promptly upon the date on which Purchaser pays for Shares purchased in the Offer, the Company shall dismiss with prejudice all claims asserted and/or that could be asserted in Case 1:06-cv-02441-CC Gold Kist Inc. v. Pilgrim’s Pride Corporation et al. On December 5, 2006 the Company and the defendants in these proceedings (including Parent) filed a consent motion to stay all proceedings in the case. That motion has not been ruled upon by the court.

12. Fees and Expenses

The second and third paragraphs of Section 16 of the Offer to Purchase are hereby amended and restated as follows:

Credit Suisse Securities (USA) LLC is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Purchaser and Parent in connection with the acquisition of the Company. In addition, Credit Suisse Securities (USA) LLC is acting as an arranger and bookrunner under Parent’s Bridge Loan Agreement and Credit Suisse, an affiliate of Credit Suisse Securities (USA) LLC, has agreed to act as agent and lender under Parent’s Bridge Loan Agreement. Legacy Partners Group LLC is also acting as financial advisor to Parent. In its role as Dealer Manager, Credit Suisse Securities (USA) LLC may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact Credit Suisse Securities (USA) LLC. Credit Suisse Securities (USA) LLC is being paid reasonable and customary compensation for its services as financial advisor and for its services as Dealer Manager in connection with the Offer. Legacy Partners Group LLC is being paid reasonable compensation for its services as financial advisor. Lehman Brothers has also agreed to provide financial advisory services to Parent, for which Parent may pay Lehman Brothers reasonable compensation. Credit Suisse Securities (USA) LLC, Legacy Partners Group LLC and Lehman Brothers are also each entitled to reimbursement for certain expenses incurred by them, including the reasonable fees and expenses of legal counsel, and to indemnification against certain liabilities and expenses in connection with their engagements, including certain liabilities under the federal securities laws.

Credit Suisse Securities (USA) LLC and its affiliates, Legacy Partners Group LLC and its affiliates and Lehman Brothers and its affiliates have provided and may in the future provide various investment banking, financial advisory and other services to Parent or its affiliates, for which they have received or may receive customary compensation. Lehman Brothers is also serving as the dealer manager in Parent’s offer to purchase the Gold Kist Notes and solicitation agent in the related consent solicitation and Lehman Commercial Paper Inc., an affiliate of Lehman Brothers has agreed to act as agent and lender under Parent’s Bridge Loan Agreement. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, Credit Suisse Securities (USA) LLC and its affiliates and Lehman Brothers and its affiliates may hold positions, both long and short, for their own respective accounts and for those of their respective customers, in the Shares.

13. Miscellaneous.

The Offer is being made solely by the Offer to Purchase, this Supplement and the accompanying Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED IN THE OFFER TO PURCHASE, THIS SUPPLEMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 of the Offer to Purchase.

PROTEIN ACQUISITION CORPORATION

Dated: December 8, 2006

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

MELLON INVESTOR SERVICES LLC

By Mail:	By Hand Delivery:	By Overnight Courier:
Mellon Investor Services LLC Attn: Reorganization Dept. P.O. Box 3301 South Hackensack, NJ 07606	Mellon Investor Services LLC Attn: Reorganization Dept. 120 Broadway, 13th Floor New York, NY 10271	Mellon Investor Services LLC Attn: Reorganization Dept. 480 Washington Blvd. Mail Drop-Reorg Jersey City, NJ 07310

By Facsimile Transmission:

(For Eligible Institutions Only)

(201) 680-4626

To Confirm Facsimile Transmissions:

(201) 690-4860

(For Confirmation Only)

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth below. Requests for additional copies of the Offer to Purchase, this Supplement, the accompanying Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue 20th Floor New York, NY 10022

Banks and Brokers Call Collect: (212) 750-5833 All Others Call Toll Free: (877) 687-1874 (from the U.S. and Canada) or (412) 232-3651 (from outside the U.S. and Canada)

The Dealer Manager for the Offer is:

11 Madison Avenue

New York, New York 10010

(888) 575-4246